                           SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                         Burr-Brown Corporation
           Name of the Registrant as Specified In Its Charter
                         Burr-Brown Corporation
                (Name of Person(s) Filing Proxy Statement,
                      if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules
    14a-6(i)(4) and 0-11.

1. Title of each class of securities to which transaction applies:
2. Aggregate number of securities to which transaction applies:
3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4. Proposed maximum aggregate value of transaction:
5. Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1. Amount Previously Paid:
2. Form, Schedule or Registration Statement No.:
3. Filing Party:
4. Date Filed:

                           BURR-BROWN CORPORATION
                        6730 South Tucson Boulevard
                          Tucson, Arizona  85706

                        NOTICE AND PROXY STATEMENT FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON APRIL 23, 1999 AT 9:00 AM


You are hereby notified that the 1999 Annual Meeting of Stockholders of Burr-Brown Corporation (the "Company") will be held April 23, 1999, at 9:00 a.m. at the principal executive offices of the Company, 6730 South Tucson Boulevard, Tucson, Arizona 85706, to consider and act upon the following matters:

1. To elect five members to the Board of Directors to serve until the next annual meeting of shareholders and until their successors are elected;

2. To ratify the selection of Ernst & Young LLP to serve as independent auditors for the Company for the year ending December 31, 1999; and

3. To transact such other business as may properly come before the meeting.

Only stockholders of record on the books of the Company at the close of business on March 1, 1999 will be entitled to vote at the meeting. Whether or not you expect to attend the meeting personally, please be sure to date, sign, and return the enclosed proxy in the stamped envelope provided.

A copy of the Company's 1998 Annual Report to Stockholders is enclosed. Management cordially invites you to attend the Annual Meeting.

                            By Order of the Board of Directors,


                            Bradley S. Paulson
                            Secretary & General Counsel

Tucson, Arizona
March 10, 1999


                                 IMPORTANT

A Proxy Statement and Proxy Card are submitted herewith. The enclosed envelope for return of the proxy requires no postage if mailed in the U.S.A. or Canada. Stockholders attending the meeting may personally vote on all matters which are considered, in which event the signed proxy may be revoked. ALL STOCKHOLDERS ARE URGED TO COMPLETE AND MAIL THE PROXY PROMPTLY WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE VOTED.

                             BURR-BROWN CORPORATION
                          6730 South Tucson Boulevard
                            Tucson, Arizona  85706

                                PROXY STATEMENT

GENERAL

This Proxy Statement and accompanying Proxy Card are furnished in connection with the solicitation by the Board of Directors of Burr-Brown Corporation, a Delaware corporation (the "Company" or "Burr-Brown"), of proxies to be voted at the Annual Meeting of Stockholders to be held on April 23, 1999 (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
The Annual Meeting will be held at 9:00 a.m. at the principal executive offices of the Company located at 6730 South Tucson Boulevard, Tucson, Arizona 85706. It is anticipated that this Proxy Statement and the enclosed Proxy Card will be first mailed to stockholders on or about March 10, 1999.

VOTING RIGHTS

The close of business on March 1, 1999 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of March 1, 1999, the Company had 36,702,364 shares of its common stock outstanding and entitled to vote at the Annual Meeting. Each holder of shares of common stock is entitled to one vote for each share of common stock held on the record date on each of the proposals presented in this Proxy Statement. There is no cumulative voting in the election of directors.

REVOCABILITY AND VOTING OF PROXIES

Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or may be revoked by attending the Annual Meeting and voting in person. When a proxy is returned properly signed, the shares represented thereby will be voted as directed by the persons named in the proxies. If a proxy is returned without specifying choices, the shares will be voted "FOR" the directors named in proposal 1, "FOR" proposal 2 and in the proxy holder's discretion for any other matters properly under consideration at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes.Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and are treated as negative votes, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

SOLICITATION OF PROXIES

The Company will bear the cost of solicitation of proxies. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services.

        SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information as of March 1, 1999, with the exception of information regarding J.W. Seligman & Co., Inc., T. Rowe Price & Associates, Massachusetts Financial Services, and Warburg, Pincus Asset Management, Inc., which are stated as of December 31, 1998, regarding the ownership of the Company's common stock by (i) all persons known by the Company to be beneficial owners of five percent (5%) or more of its outstanding common stock, (ii) each director of the Company,including those who are nominees for election to the Board at the Annual Meeting, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group.


                              Amount and Nature of
                            Beneficial Ownership (1)

                             Number of  Percent of
Name of Beneficial Owner      Shares       Class


Thomas R. Brown, Jr. (2)    10,862,154(3)    29
Director and Chairman
Emeritus

Francis J. Aguilar, (2)         37,125(4)     *
Director

John S. Anderegg, Jr. (2)      153,348(4)     *
Director

Marcelo A. Gumucio (2)          45,850(5)     *
Director

Syrus P. Madavi (2)            497,956(6)     1
Chairman, President,
CEO & Director

Kenneth G. Wolf (2)             55,651(7)     *
Executive Vice President

J. Scott Blouin (2)             33,150(8)     *
CFO

Bryan Rooney (2)                49,062(9)     *
Vice President, Sales

All Current Directors      11,734,296(10)    32
and Current Executive
Officers as a Group
(8 persons)

J.W. Seligman & Co.,Inc.    3,814,092(11)    10
Mr. William C. Morris
100 Park Avenue
New York, NY  10017

T. Rowe Price & Associates  3,200,700(12)     9
100 East Pratt Street
Baltimore, MD  21202

Massachusetts Financial    l2,299,159         6
Services
500 Boylston St., 15th Floor
Boston, MA  02116

Warburg, Pincus Asset       2,065,274         6
Management, Inc.
466 Lexington Avenue
New York, NY  10017



*  less than one (1%) percent of the outstanding common stock.

(1) Percentage of beneficial ownership is calculated assuming 36,702,364 shares of common stock were outstanding on March 1, 1999. This percentage also includes common stock of which such individual or entity has the right to acquire beneficial ownership either currently or within sixty (60) days after March 1, 1999, including but not limited to the exercise of an option; however, such common stock is not deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by General Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934. Unless otherwise indicated, each of the beneficial owners named in the table has sole voting and investment power with respect to all shares indicated as owned by them, subject to applicable community property laws.

(2) Unless otherwise indicated, the address of each person or entity listed is Burr-Brown Corporation, 6730 South Tucson Blvd., Tucson, Arizona 85706.

(3) Represents 10,061,488 shares held by Brown Investment Management Limited Partnership, of which Mr. Brown is a General Partner and pursuant to which he shares dispositive power over these shares. Additionally, includes 782,666 shares held by Mr. Brown, individually. Of these shares, Mr. Brown has sole dispositive power. Also includes 18,000 shares subject to options granted pursuant to the Company's Stock Incentive Plan which are currently exercisable or which will become exercisable within sixty (60) days after March 1, 1999.

(4) Includes 33,750 shares subject to options granted pursuant to the Company's Stock Incentive Plan which are currently exercisable or which will become exercisable within sixty (60) days after March 1, 1999.

(5) Includes 27,000 shares subject to options granted pursuant to the Company's Stock Incentive Plan which are currently exercisable or which will become exercisable within sixty (60) days after March 1, 1999.

(6) Includes 301,000 shares subject to options granted pursuant to the Company's Stock Incentive Plan which are currently exercisable or which will become exercisable within sixty (60) days after March 1, 1999.

(7) Includes 55,312 shares subject to options granted pursuant to the Company's Stock Incentive Plan which are currently exercisable or which will become exercisable within sixty (60) days after March 1, 1999.

(8) Includes 33,150 shares subject to options granted pursuant to the Company's Stock Incentive Plan which are currently exercisable or which will become exercisable within sixty (60) days after March 1, 1999.

(9) Includes 47,250 shares subject to options granted pursuant to the Company's Stock Incentive Plan which are currently exercisable or which will become exercisable within sixty (60) days after March 1, 1999.

(10) Includes 515,462 shares subject to options granted to directors and officers pursuant to the Company's Stock Incentive Plan which are currently exercisable or which will become exercisable within sixty (60) days after March 1, 1999. Also includes 10,061,488 shares held by Brown Investment Management Limited Partnership, of which Mr. Brown is a General Partner, as described in Note (3) above.

(11) Includes shares deemed to be beneficially owned by Mr. William C. Morris by reason of his shared dispositive and voting power.

(12) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

At the Annual Meeting, five (5) directors will be elected, each to hold office until the next annual meeting of stockholders and until a successor for such director is elected and has been qualified, or until the death, resignation, or removal of such director. There are five (5) nominees for election to the Board, each of whom is currently a director of the Company. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. Unless authority is withheld, the proxy holders will vote the proxies received by them for the nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them to the extent authority is not withheld. The five (5) candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company. The proxies solicited by this Proxy Statement may not be voted for more than five (5) nominees.

NOMINEES

Set forth below is information regarding the nominees to the Board of Directors.


Name & Age                Present Principal Employment and
                          Prior Business Experience

Syrus P. Madavi           President and Chief Executive Officer of the
49                        Company since March 1994 and Chairman since
                          April 1998. Prior to joining the Company, Mr.
                          Madavi was employed at Raytheon from 1990 to
                          1994, the last two years as President,
                          Semiconductor Division.  Prior to that
                          Mr. Madavi served as the Vice President and
                          General Manager of Honeywell Signal
                          Processing Technologies from 1984 to 1989.
                          He also held management positions
                          with Analog Devices Inc. from 1980 to 1983.

Thomas R. Brown,Jr.       Director since 1956.  Mr. Brown
72                        founded the Company and served as its Chairman
                          from 1956 to 1998. Mr. Brown also served as the
                          Chief Executive Officer until February 1983 and
                          President until 1976.  In addition, Mr. Brown
                          served as Corporate Secretary from
                          February 1986 to November 1987.  Mr. Brown again
                          served as President and CEO
                          from April 1993 to March 1994.  Mr. Brown is a
                          former member of the Board of
                          Directors of the Los Angeles Regional Office of
                          the Federal Reserve Board.

John S. Anderegg,Jr.      Director since 1958.  Chairman of
75                        the Board of Dynamics Research Corporation since
                          1955 and served as its President from 1955 to
                          1986.  Mr. Anderegg also serves as a Director of
                          the Ivy/MacKenzie Funds.

Francis J. Aguilar        Director since 1993.  Professor Emeritus
66                        Business Administration, Harvard Business
                          School.  Dr. Aguilar served as Faculty Chairman,
                          Harvard International Senior Manager's Program,
                          from 1972 to 1974, and Chairman, International
                          Teachers Program, from 1968 to 1972. Dr. Aguilar
                          is Executive Director of the Management Education
                          Alliance and is also a consultant and an author.
                          He serves as a Director of Bowater, Inc. and
                          Dynamics Research Corporation.

Marcelo A. Gumucio        Director since 1995.  Mr. Gumucio retired
61                        as Chief Executive Officer of Micro Focus
                          in 1997.  From 1992 to 1996, Mr. Gumucio was
                          Chairman of the Management Board and the Chief
                          Executive Officer of Memorex Telex N.V., and
                          President and Chairman of the Board of
                          Memorex Telex Corporation. In 1990, Mr. Gumucio
                          founded the private investment firm Gumucio,
                          Burke and Associates, of which he has been a
                          partner since its formation.  Prior to his
                          affiliation with that firm, Mr. Gumucio was an
                          executive at Cray Research, Inc., where he served
                          as Executive Vice President from 1983 to 1988 and
                          as President and Chief Operating Officer from
                          1988 to 1990.


BOARD MEETINGS AND COMMITTEES

The Board of Directors held four (4) meetings during 1998. During this period, each Board member attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board that were held while he was a member and (ii) the total number of meetings held by all committees of the Board on which he was a member.

The Audit Committee of the Board of Directors held three (3) meetings during 1998. The Audit Committee, which is currently comprised of Directors John S. Anderegg, Jr., Chairman, Thomas R. Brown, Jr. and Marcelo A. Gumucio, recommends engagement of the Company's independent accountants, approves services performed by such accountants, and reviews and evaluates the Company's accounting system and its system of internal controls.

The Compensation Committee held four (4) meetings during 1998. The Compensation Committee, which is currently comprised of Directors
Francis J. Aguilar, Chairman, Thomas R. Brown, Jr. and Marcelo A. Gumucio, has overall responsibility for the Company's compensation policies and determines the compensation payable to the Company's executive officers, including their participation in certain of the Company's employee benefit plans. The Compensation Committee also administers the Company's Stock Incentive Plan and Performance Bonus Plan.

DIRECTOR COMPENSATION

Non-employee Board members each received a quarterly retainer fee of $5,000 and an additional $1,500 for each Board meeting attended. In addition, each such Board member was reimbursed for travel expenses incurred in connection with his attendance at Board meetings and the committees thereof.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulations to furnish the Company with copies off all Section 16(a) forms they file.

To the Company's knowledge, based solely upon review of copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 1998, there was compliance with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent (10%) stockholders.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of the Company's other executive officers whose salary and bonus for the 1998 fiscal year was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for each of the fiscal years ended December 31, 1998, 1997, and 1996. The individuals included in the table will be hereafter referred to as the Named Executive Officers. Mr. Brown resigned as Chairman of the Board in April
1998. No other executive officer who would have otherwise been included in such table on the basis of salary and bonus earned for the 1998 fiscal year resigned or terminated employment during that fiscal year.




           Summary Compensation Table


                                   Annual
                                 Compensation

Name	and
Principal Position     Year     Salary     Bonus
                                ($)(1)     ($)(2)


Syrus P. Madavi        1998    350,000    110,867
Chairman               1997    350,000    311,169
President & CEO        1996    250,000    202,441

Thomas R. Brown, Jr.   1998     67,500      2,799
Chairman               1997    195,000      6,832
Emeritus(6)            1996    195,000      2,144

Kenneth G. Wolf        1998    230,000     27,535
Executive Vice         1997    161,000     80,591
President (7)          1996      ---         ---

J. Scott Blouin        1998    172,000     35,817
CFO                    1997    162,000     65,868
                       1996    143,730     38,864

Bryan Rooney           1998    180,000     64,444
Vice President,        1997    170,000     82,252
Sales                  1996    162,154     40,300




                        Summary Compensation Table

                                       Long-Term
                                   Compensation Awards

                                   Other     Options
                                   Annual    (No. of         All
Name and                          Compensa-  Underlying  Other Compen-
Principal Position      Year      tion($)(3) Shares)(4)  sation($)(5)


Syrus P. Madavi         1998         ---       350,000        2,500
Chairman,               1997         ---         ---          2,375
President & CEO         1996         ---         ---          2,310

Thomas R. Brown, Jr.    1998         ---        18,000        1,858
Chairman                1997         ---         ---          2,375
Emeritus (6)            1996         ---         ---          2,310

Kenneth G. Wolf         1998         ---        37,500        2,500
Executive Vice          1997       75,299      191,250        1,274
President (7)           1996         ---         ---           ---

J. Scott Blouin         1998         ---        37,500        2,500
CFO                     1997         ---        33,750        2,375
                        1996       56,205        ---          2,375

Bryan Rooney            1998        6,000       22,500        2,500
Vice President,         1997        6,000       15,000        2,375
Sales                   1996       60,995       90,000        2,172


(1) Includes amounts deferred under the Company's Future Investment Trust Plan ("401(k) Plan").
(2) Except for Mr. Brown, includes a performance bonus earned in the year noted above but paid in the subsequent year. For all Named Executive Officers, includes a profit sharing bonus paid quarterly. For Mr. Rooney, also includes sales commissions paid quarterly.
(3) Represents amounts paid as reimbursement for relocation and automobile expenses.
(4) None of the Named Executive Officers were awarded restricted stock in the 1998 fiscal year nor held restricted stock at the end of that year.
(5) All other compensation includes the contributions made by the Company to the 401(k) Plan on behalf of each of the Named Executive Officers to match part of his salary deferrals under such plan.
(6) Mr. Brown retired from his employment with the Company and his position as Chairman of the Board in April 1998. He continues to serve on the Board of Directors.
(7) Mr. Wolf was appointed Executive Vice President on April 10, 1997.

Stock Options

	The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1998 by the Company to the Named Executive Officers:


         OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                    Percent
                                   of Total
                      Number of  Options/SARs
                      Securities    Granted    Exercise
                      Underlying   Employees      or
                     Options/SAR   in Fiscal  Base Price
                       Granted        Year      (#/Sh)
Name                    (#)(1)        (2)        (3)


Syrus P. Madavi        350,000      25.32%      28.69

Thomas R. Brown         18,000        1.3%      28.69

Kenneth G. Wolf         37,500       2.71%      18.50

J.Scott Blouin          37,500       2.71%      18.50

Bryan Rooney            22,500       1.63%      18.50



           OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                 Potential Realizable Value
                                     at Assumed Annual
                                       Rates of Stock
                                     Price Appreciation
                      Expiration     for Option Term(4)
Name                     Date          5%         10%


Syrus P. Madavi        04/23/08    6,314,495   16,002,170

Thomas R. Brown        04/23/08      324,745      822,969

Kenneth G. Wolf        01/12/08      436,296    1,105,659

J. Scott Blouin        01/12/08      436,296    1,105,659

Bryan Rooney           01/12/08      261,777      663,395


(1) Represents options granted pursuant to the Company's 1993 Stock
Incentive Plan (the "Plan").   The options granted to Messrs. Wolf, Blouin,
and Rooney will become exercisable in a series of five successive equal annual installments, with the first such installment to become exercisable upon completion of one year of service measured from the grant date. The options granted to Mr. Madavi are contained in two separate agreements pursuant to which 150,000 shares will vest in a series of five successive equal installments and 200,000 shares will vest as follows: 100,000 shares on the first anniversary of the grant; 70,000 shares on the second anniversary of the grant;
and 30,000 shares on the third anniversary of the grant.
The option grant to Mr. Brown was an automatic option grant relating to his commencement of service as a non-employee director in April 1998. This option was exercisable in full upon grant but, pursuant to the terms of the Plan, shares purchased are subject to repurchase by the Company if his service as a Director ceases during the five-year vesting period. All of these option grants have a maximum ten year term.

(2) The Company granted options to purchase 1,382,250 shares of common stock to all employees in fiscal 1998.

(3) The exercise price is equal to the fair market value of the Company's common stock on the date of grant.

(4) Potential realizeable value is based on an assumption that the market price will appreciate at the stated rate, compounded annually, from the date of grant until the end of the ten year term. These values are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the price of the Company's common stock.

Stock Option Exercises and Holdings

The following table sets forth certain information concerning the exercise of stock options during the fiscal year ended December 31, 1998 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers at the end of 1998.


Aggregated Option Exercises in 1998 And Option Values at 1998 Year End




                  Shares
                 Acquired            Number of securities
                    on     Value    Underlying unexercised
                 Exercise Realized  Options at 1998 year end
Name                (#)    ($)(1)   Exercisable Unexercisable


Syrus P. Madavi, 382,181  7,187,221   171,000      350,000
President & CEO

Thomas R. Brown,   --	        --       18,000         --
Former Chairman of
The Board

Kenneth G. Wolf,   --         --         --         228,750
Executive
Vice President

J. Scott Blouin,   --        --        18,900        88,800
CFO

Bryan Rooney,      7,500    130,000    21,750        88,500
Vice President,
Sales



Aggregated Option Exercises in 1998 and Option Values at 1998 Year End

                                  Value of unexercised
                                 In-the-money options at
                                   1998 year end(2)(3)
Name                         Exercisable($) Unexercisable($)


Syrus P. Madavi,                3,665,813                0
President & CEO

Thomas R. Brown,                        0            ---
Former Chairman of the Board

Kenneth G. Wolf,                    ---          1,766,947
Executive Vice President

J. Scott Blouin,                  240,919          830,402
CFO

Bryan Rooney,                     287,140          970,467
Vice President, Sales


(1) Value represents the difference between the closing price of the Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.
(2) "In-the-money" options are options whose exercise price was less than the market price of the Company's common stock on December 31, 1998.
(3) Based on the market price of $23.4375 which was the closing price per share of the Company's common stock on the Nasdaq National Market on December 31, 1998, less the option exercise price payable per share.

Annual Retirement Benefits

The table below provides a schedule of estimated annual benefits payable upon retirement to individuals who participate in the Company's defined benefit pension plan:



                 Years of Service

Compensation    5        10         15     20 or More



$100,000     $4,222    $8,444    $12,665     $16,887

 125,000      5,472    10,944     16,415      21,887

 150,000      6,722    13,444     20,165      26,887

 200,000      7,222    14,444     21,665      28,887



A participant's compensation covered by the Company's retirement plan is his or her average salary for the five consecutive calendar plan years during the last ten (10) years of the participant's career for which such average is the highest. Under the retirement plan, contributions are not specifically allocated to individual participants. The table above shows estimated annual retirement benefits payable at age sixty-five (65) to participants, based upon the plan formula equal to 0.5% of final average a final average salary over the individual's Social Security covered compensation, multiplied by years of service, up to a maximum of twenty
(20) years. The estimates do not include Social Security benefits payable from the federal government and assume that benefits begin at age sixty-five (65) under a straight life annuity form. The Social Security covered compensation used in the calculation is that applicable to an individual attaining age sixty-five (65) in 1998. Compensation covered under the plan for named executives as of the end of 1998: Brown: $189,150; Madavi: $154,000; Wolf: $160,000;
Blouin $135,048; Rooney $156,667. The estimated years of service for each named executive are as follows: Brown: 42; Madavi: 4; Wolf: 1;
and Blouin: 3; Rooney: 2.

Effective January 1, 1998, the defined benefit pension plan was amended to provide a minimum lump sum "Cash Balance" benefit equal to 2% of pay per year plus interest. For those employees hired on or after January 1, 1999, this minimum benefit is the only benefit payable from the plan. For those employed prior to January 1, 1999, the projected benefit at age 65 is presently greater under the original formula than the benefit under the Cash Balance formula. Each named executive was employed prior to January 1, 1999. Consequently, the projected benefit for each executive can be determined by reference to the illustrative table above.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


The Company's executive compensation program is designed to attract, retain and reward executives who successfully contribute to the Company's achievement of its business objectives. The Compensation Committee of the Board of Directors (the "Committee"), which is comprised of only non-employee directors, is responsible for establishing and implementing the executive compensation program. Early each year, the Committee determines base salaries and option grant awards for each executive officer for the new year, as well as any performance bonuses to be paid based upon individual and Company performance during the prior year.

General Compensation Policy

The Committee's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based substantially upon their contribution to the financial success of the Company and their individual performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary, which reflects individual performance and is designed primarily to be competitive with relevant salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to the achievement of individual and corporate performance goals established by the Committee, and (iii) long-term, stock-based incentive awards that strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an officer's level of responsibility increases, a greater portion of his or her total compensation is to be dependent upon Company performance and stock price appreciation rather than base salary.

Factors. The principal factors considered in establishing the components of each executive officer's compensation package for the 1998 fiscal year are summarized below. The Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future years.

* Base Salary. The base salary for each executive officer is set on the basis of personal performance, the Committee's assessment of salary levels in effect for comparable positions with the Company's principal competitors, and internal comparability considerations. The weight given to each of these factors may vary from individual to individual. The Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its review and understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent. Base salaries are reviewed on an annual basis, and adjustments, if any, will be made in accordance with the factors indicated above. During 1998, the annual base salaries for Syrus P. Madavi and Kenneth G. Wolf remained at $350,000 and $230,000, respectively, the same as their respective 1997 base salaries. The base salary for Thomas R.
Brown, Jr. also remained the same as his 1997 level, $195,000, in light of his pending retirement in April 1988. The base salary for J. Scott Blouin was increased from $ 162,000 in 1997 to $172,000 in 1998. The base salary for Bryan Rooney was increased from $170,000 in 1997 to $180,000 in 1998.

*	Annual Incentive Compensation.  The Committee established an executive incentive plan for fiscal 1998 designed to reward executive officers on the basis of the Company's financial results for the year and each executive officer's individual performance. Under the plan, a percentage of the Company's pre-tax income for the 1998 fiscal year was set aside for individual bonus awards to the Chief Executive Officer and the other executive officers and key employees of the Company. The Committee determined the individual bonus award for the Chief Executive
Officer on the basis of his achievement of a number of strategic objectives relating to product development, increased market share and financial performance of the Company relative to the industry.
The Committee then distributed the balance of the bonus pool to the other executive officers and key employees on the basis of the individual performance evaluations, achievement of pre-determined individual performance objectives, Company performance and bonus recommendations submitted by the Chief Executive Officer. Based on the foregoing, in January 1999 the Committee awarded performance bonuses to Messrs. Wolf, Blouin and Rooney of $20,000, $30,000, and $10,000, respectively, based on their 1998 fiscal year contributions. Mr. Rooney also received quarterly sales commissions pursuant to his individual performance objectives. Mr. Brown did not receive a performance bonus.

* Long-Term Incentive Compensation. Stock options are designed to provide the executive officers with an equity stake in the business, thereby aligning their interests with those of the stockholders. The Committee has established general guidelines for awarding options to executive officers. These guidelines take into account an individual's current position with the Company, comparability with grants made to other Company executives, and his or her potential for growth within the Company, i.e., future responsibilities and possible contributions and promotions over the option term. The Committee does not always strictly adhere to these guidelines and will occasionally vary the size of the option award as circumstances warrant. Based on the foregoing, the Committee awarded option grants to Messrs. Wolf, Blouin and Rooney to purchase the following number of shares of the Company's common stock, respectively: 37,500, 37,500, and 22,500. Mr. Brown did not receive a discretionary option grant from the Committee, but he did receive an automatic option grant to purchase 18,000 shares of common stock in April 1998 following his retirement as Chairman and the commencement of his service as a non-employee director of the Company.

CEO Compensation

In setting the compensation payable to the Company's Chief Executive Officer, Syrus P. Madavi, for the 1998 fiscal year, the Committee determined to keep his base salary at $350,000 and provide him with a greater percentage of overall compensation from performance bonus and equity incentives. The Committee believes this is consistent with its objectives of providing Mr. Madavi with a competitive level of overall compensation and tying his compensation to a great extent to the Company's financial and operating performance and the appreciation of the Company's stock. Although it is the Committee's intent to provide Mr. Madavi with a level of stability and certainty each year with respect to base salary, and not to have this particular component of compensation affected to any significant degree by Company performance factors, the Committee determined that Mr. Madavi's current base salary satisfied these purposes for 1998.

As previously indicated, Mr. Madavi's incentive compensation for the 1998 fiscal year was dependent upon the Company's financial performance, measured in terms of pre-tax income, and his achievement of a number of strategic objectives relating to the Company's position in the industry. Although the Company did not achieve some performance objectives in 1998 due to difficult industry conditions, the Company set records for profitability, new product introductions and earnings per share, and Mr. Madavi achieved several individual objectives. Consequently, in January 1999 the Committee awarded Mr. Madavi a performance bonus of $100,000 for his 1998 performance. In addition, in light of Mr. Madavi's individual accomplishments, the Company's performance and the fact that no stock options were awarded to Mr. Madavi during the previous three fiscal years, the Committee granted Mr. Madavi options to purchase 350,000 shares of the Company's common stock in April 1998.


Compliance with Internal Revenue Code Section 162(m)


Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers for the 1998 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal 1999 will exceed that limit. The Company's 1993 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan will qualify as performance based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

                      Submitted by the Compensation Committee
	                     Burr-Brown Corporation Board of Directors


	                     Francis J. Aguilar
	                     Thomas R. Brown, Jr.
	                     Marcelo A. Gumucio



Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current officer or employee of the Company or any of its subsidiaries. Thomas R. Brown, Jr. was the Chairman of the Board of the Company until his retirement in April 1998. Following his retirement, he remained a director of the Company and he became a member of the Compensation Committee. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has an executive officer serving as a member of the Company's Board of Directors or Compensation Committee.

PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the common stock of the Company with that of the Russell 2000 Index, a broad market index of companies with comparable market capitalization, and Value Line's Semiconductors Index, a published line-of-business index. The comparison for each of the periods assumes that $100 was invested on December 31, 1993 in the Company's common stock, the stocks included in the Russell 2000 Index and the stocks included in Value Line's Semiconductor reflect formulas for dividend reinvestment and weighing of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.


Performance Graph for Burr-Brown Corporation
Indexed Comparison of 5-Year Cumulative Total Return
Burr-Brown, Russell 2000 Index and Value Line's Semiconductor Index


                     1993       1994       1995

Russell 2000       100.00       98.18     126.10

Value Line         100.00      129.70     196.47

Burr-Brown         100.00      207.25     587.05



Performance Graph for Burr-Brown Corporation
Indexed Comparison of 5-Year Cumulative Total Return
Burr-Brown, Russell 2000 Index and Value Line's Semiconductror Index


                      1996       1997       1998

Russell 2000         146.90     179.74     175.16

Value Line           334.16     448.70     579.37

Burr-Brown           598.96   1,109.84   1,214.40


Note: Assumes $100 invested on 12/31/93 in Burr-Brown, Russell 2000 Index and Value Line's Semiconductors Index. Assumes reinvestment of dividends on a daily basis.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, including this Proxy Statement, the preceding Compensation Committee Report on Executive Compensation and the preceding Company Stock Price Performance Graph are not to be incorporated by reference into any such prior filings; nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

Employment Agreements and Termination of Employment and Change in Control Arrangements

The Company does not have any employment contracts with its executive officers. However, in October 1996, the Company entered into a formal severance agreement with Mr. Syrus P. Madavi, the Company's President and Chief Executive Officer. Under this agreement, severance benefits will be paid to Mr. Madavi upon his termination of employment under certain specified circumstances. In the absence of a change in control of the Company, the agreement does not provide any severance benefits to Mr. Madavi in the event of his voluntary resignation or if his employment is terminated for misconduct. If the Company terminated Mr. Madavi's employment for just cause (including his failure to correct one or more material deficiencies in his performance after receipt of written notice from the Board), then he would be entitled to: (i) a one-time lump sum payment equal to his average annual base salary and bonus for the preceding three years and (ii) the continuation of his base salary for twelve months. If the Company terminated Mr. Madavi's employment without cause (for any reason other than misconduct or just cause), then the Company would pay him a severance benefit equal to two times his average annual base salary and bonus for the preceding three years, with one-half of such amount to be paid in an immediate lump sum and the balance to be paid in twelve equal monthly installments.

If the Company incurred a "change in control" (a change in ownership of more than fifty percent of the total combined voting power of the Company's outstanding securities or the sale of all or substantially all of the Company's assets or dissolution of the Company), then Mr. Madavi would be entitled to a severance benefit equal to: (a) two times his average annual base salary and bonus for the preceding three years, if he voluntarily left the Company within two years after the change in control; (b) three alary and bonus for the preceding three years, if he was constructively discharged within six months after the change in control, or (c) four times his average annual base salary and bonus for the preceding three years, if he was is terminated without cause following the change in control. In addition, if the Company is acquired through a hostile takeover and Mr. Madavi left the Company's employ at any time within the succeeding two years, then he would be entitled to a lump sum severance payment equal to two times his average annual base salary and bonus for the preceding three years.

The severance agreement also imposes certain non-competition covenants and consulting obligations upon Mr. Madavi during the period severance benefits are to be paid to him following his termination of employment, whether or not such termination is in connection with a change in control. In addition, the Company will, at its expense, provide continued health care coverage under the Company's medical/dental plans to Mr. Madavi and his eligible dependents for up to a twelve-month period following his termination.

The severance agreement also requires that all future option grants made to Mr. Madavi contain certain vesting acceleration provisions, ranging from twenty percent (20%) to one hundred percent (100%) accelerated vesting, in connection with his termination of employment or certain changes in control or ownership of the Company.

The severance agreement is effective through December 31, 1999 and will automatically be renewed each calendar year thereafter unless the Company gives written notice of non-renewal at least one hundred eighty days prior to the start of any such subsequent calendar year. Should Mr. Madavi resign within six months after such non-renewal, the Company will be obligated to negotiate a reasonable severance package with him comparable to termination benefits provided to similarly-situated chief executive officers in the industry.

                             PROPOSAL NO. 2:

              RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the books, records, and accounts of the Company and its subsidiaries for the year ending December 31, 1999.

The firm of Ernst & Young LLP audits the Company's books annually, has offices in or convenient to the localities in the United States and foreign countries where the Company or its subsidiaries operate and is considered to be well qualified. The Board of Directors recommends that the stockholders approve the proposal to ratify the selection of Ernst & Young LLP to serve as independent auditors for the current year.

Ernst & Young LLP has no direct or indirect material financial interest in the Company or any of its subsidiaries. A representative of Ernst &
Young LLP is expected to be present at the Annual Meeting and will be given the opportunity to make a statement on behalf of Ernst & Young LLP, if they so desire. The representative also will be available to respond to questions raised by those in attendance at the meeting.

The Board of Directors recommends that the stockholders vote FOR the selection of Ernst & Young LLP to serve as independent auditors for the year ending December 31, 1999.


	                           OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                           STOCKHOLDER PROPOSAL

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission. Proposals of stockholders of the Company intended to be presented for consideration at the Company's 2000 Annual Meeting of Stockholders must be received by the Company no later than November 9, 1999, in order that they be included in the proxy statement and form of proxy related to that meeting.

In connection with the 2000 Annual Meeting of Stockholders, the proxy card will grant the proxy holders discretionary authority to vote on any matter raised at the 2000 Annual Meeting of Stockholders. If a stockholder intends to submit a proposal at the 2000 Annual Meeting of Stockholders that is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, the stockholder must do so not later than February 8, 2000. If such stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2000 Annual Meeting of Stockholders.

                            By order of the Board of Directors



                            Bradley S. Paulson
                            Secretary & General Counsel
March 10, 1999

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
BURR-BROWN CORPORATION

Thomas R. Brown, Jr. and Syrus P. Madavi, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of Burr-Brown Corporation (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders on April 23, 1999, and at any adjournments or postponements thereof as follows:

1. The election of all nominees listed below for the Board of Directors, as described in the Proxy Statement:

Thomas R. Brown, Jr., Syrus P. Madavi, John S. Anderegg, Jr.,
Francis J. Aguilar and Marcelo A. Gumucio.

FOR          AUTHORIZATION WITHHELD
(INSTRUCTION:	To withhold authority to vote for any individual nominee,
write such name or names in the space provided below.)

2. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1999.

FOR         AGAINST        ABSTAIN

3.	Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR each of the above proposals. This Proxy will be voted as directed, or, if no direction is indicated, will be voted FOR each of the above proposals and, at the discretion of the persons named as proxies, upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is voted.

DATE:-----------------, 1999

-------------------------
Signature

-------------------------
Name (Print)

-------------------------
Signature if held jointly

-------------------------
Name (Print)

(Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian or in any other representative capacity, give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
	                      USING THE ENCLOSED ENVELOPE.